MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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                                            Three Months Ended        Six Months Ended
                                                December 31,             December 31,
                                             1999        1998         1999         1998
                                           ---------   ---------    ---------   ---------

Net Income                                 $ 82,642    $ 85,327     $130,835     $227,884
                                           ========    ========     ========     ========

Weighted average common shares
  outstanding for basic computation         363,975     363,975      363,975      363,975
                                           ========    ========     ========     ========

Basic earnings per share                   $   0.23    $   0.24     $    .36     $    .63
                                           ========    ========     ========     ========


Weighted average common shares
  outstanding for basic computation         363,975     363,975      363,975      363,975

Common stock equivalents due to
  dilutive effect of stock options            3,598       4,539        3,689        4,870
                                           --------    --------     --------     --------

Weighted average common shares and
  equivalents outstanding for
  diluted computation                       367,573     368,514      367,664      368,845
                                           ========    ========     ========     ========

Diluted earnings per share                 $   0.22    $   0.23      $  0.36      $  0.62
                                           ========    ========     ========     ========



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